EXHIBIT 99.1

Contacts
Media:
Louise Caudle
+919 456 4467
louise.caudle@rtp.ppdi.com

Analysts/Investors:
Steve Smith
+910 558 7585
stephen.smith@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD Names Daniel Darazsdi as Chief Financial Officer

WILMINGTON, N.C., (September 12, 2007) – PPD, Inc. (Nasdaq: PPDI) today announced Daniel G. Darazsdi has been appointed chief financial officer. He will assume his position on October 1.

Mr. Darazsdi, 47, comes to PPD after 25 years with Honeywell International, a $34 billion diversified technology and manufacturing leader, where he most recently served as vice president and CFO of finance transformation and operations. Over the years at Honeywell, he was CFO of the company’s global specialty materials business segment and held a variety of leadership roles in finance including business analysis and planning, corporate treasury, financial planning and reporting, and process improvement. In addition, Mr. Darazsdi provided finance, information technology and business development leadership for Honeywell’s performance polymers strategic business unit; served in Hong Kong as vice president for the company’s Asia-Pacific finance and information technology organizations across 12 countries; and spent several years in Sydney, Australia, directing finance and administration for the company’s operations in that country.

“Dan Darazsdi is a seasoned professional whose career portfolio includes extensive experience in business unit finance, corporate treasury and international management,” said Fred Eshelman, chief executive officer of PPD. “We are delighted he is joining our organization and look forward to the addition of his strategic leadership to our executive team.”

Mr. Darazsdi holds a bachelor of business administration degree from James Madison University, is a graduate of the Honeywell Financial Leadership Development Program and is a certified management accountant.

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 28 countries and more than 9,700 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions, including expectations and assumptions about the above-named employee’s performance and value to PPD, contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making those forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: the ability to attract and retain key personnel; competition within the outsourcing industry; success in sales growth; economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries and government-sponsored research sector; loss of or delay in large contracts; dependence on collaborative relationships; rapid technological advances that make our products and services less competitive; risks associated with acquisitions and investments, such as impairments; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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